Exhibit 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 30, 2008
Net Loss per Share Diluted for the First Quarter 2009 Decreased by 89% to $0.04
Quarterly Overview:
-     Net loss declined to $0.4 million
-     Net Sales increased by 1.5%
-     Sales volume in pounds shipped declined by 11.3%
-     Gross profit increased by 20.2%
-     Total operating expenses declined to 9.1% of net sales from 9.7%
-     Income from operations was $1.9 million compared to a loss of $1.1 million
Elgin, IL, October 30, 2008 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2009. Net loss for the current quarter was approximately $0.4 million, or $0.04 per share diluted, compared to a net loss of approximately $3.4 million, or $.32 per share diluted, for the first quarter of fiscal 2008.
First quarter net sales increased by approximately $2.0 million, or 1.5%, to approximately $134.8 million in the first quarter of fiscal 2009 from net sales of approximately $132.8 million for the first quarter of fiscal 2008. The increase in net sales came mainly from price increases for walnuts, cashews, peanuts and mixed nuts. Total pounds shipped to customers in the current quarter decreased by 11.3% in comparison to total pounds shipped to customers in the first quarter of fiscal 2008. Approximately 83% of the decline in pounds shipped to customers occurred in the industrial distribution channel, which in large part resulted from a decrease in pounds of raw peanuts shipped to other peanut shellers and to peanut oil processors.
The gross profit margin, as a percentage of net sales, increased from 8.9% for the first quarter of fiscal 2008 to 10.5% for the for the first quarter of fiscal 2009, and gross profit increased by $2.4 million. The improvement in gross profit margin came mainly from price increases for products containing all primary commodities, a decrease in redundant costs as all Illinois operations are now consolidated at a single facility, a decrease in moving expenses and improved efficiency variances. The improvement in gross profit margin from these sources was offset in part by declines in gross profit margins on sales of products containing peanuts and cashews. Gross profit margins declined on sales of cashew, peanut and mixed nut products as a result of significantly higher cashew and peanut acquisition costs. Temporary delays in supplier shipments of cashews and peanuts against lower-priced purchase contracts left the Company with limited low-cost acquisition opportunities for these commodities. In order to fulfill its obligations to the Company’s customers, the Company purchased these commodities in the high-priced spot market during the first quarter of fiscal 2009. The gross profit margin in the current quarter was also negatively impacted by a charge of $3.0 million to reduce inventory value associated with outstanding pecan industrial sales contracts for which costs exceed the selling price. The great majority of these contracts expire at the end of the calendar year. Gross profit margins improved in the food service and export distribution channels and declined in the consumer, industrial and contract packaging distribution channels.
Total operating expenses for the first quarter of fiscal 2009 decreased to 9.1% of net sales from 9.7% for the first quarter of fiscal 2008 primarily because of lower consulting costs and a reduction in the estimated liability to withdraw from a multiemployer pension plan.
Interest expense declined to $2.1 million for the first quarter of fiscal 2009 from $2.7 million for the first quarter of fiscal 2008 primarily as a result of lower short-term interest rates.
As of September 25, 2008, the Company has not recognized a tax benefit from net operating losses and has a valuation allowance of approximately $4.2 million. The Company will consider the need for and the amount of the valuation allowance in the future as actual operating results are determined.
Total inventories on hand at the end of the first quarter of fiscal 2009 increased by $1.0 million, or 0.8%, in comparison to inventories on hand at the end of the first quarter of fiscal 2008. Pounds of raw nut input stocks declined by 37.6% or 18.0 million pounds for the first quarter of fiscal 2009 as compared to the same period in the previous year. The decline in the quantity of raw nut input stocks was led by declines in the inventories of peanuts, walnuts and cashews. The average cost per pound of raw nut input stocks increased by 70.6% in the first quarter of fiscal 2009, when compared to the same period in the prior year, as a result of a change in product mix to pecans from lower cost peanuts. Pounds of finished goods on hand declined by 11.5% while the value of finished goods on hand increased by 3.5%, as compared to the first quarter of fiscal 2008
“As we discussed in our earnings release for the fourth quarter of fiscal 2008, it was our intention to focus on increasing unit volume sold and improving efficiency in our Elgin facility in future quarters,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “During the current quarter, efficiency improved significantly in our Elgin facility in comparison to efficiency measures for the fourth quarter of fiscal 2008. Our operations team in Elgin made great strides in the current quarter in increasing run speeds and reducing down time,” Mr. Sanfilippo explained. “Volume is critical to the success of our facility consolidation project,” Mr. Sanfilippo noted. “During the fourth quarter of fiscal 2008 and the first quarter of fiscal 2009, many potential new customers toured our Elgin facility and were impressed by its capabilities. As a result of this and other factors, we have secured significant new private label business with an existing customer and with a new customer. Shipping is expected to start in January, 2009,” Mr. Sanfilippo stated. “As a result of current economic conditions, consumer preferences are expected to shift towards increased trial of lower-cost private brand alternatives, increased coupon use, increased at-home food preparation and less frequent shopping trips. We anticipate these shifts will provide opportunities to expand our private label programs and pursue Fisher brand growth in the supercenter, club and dollar store channels. Although margins on private label products are less than margins on branded products, and a significant loss of branded business would have a negative impact, we are very well positioned to handle an increased volume of private label business as a result of the investments we have made in additional capacity at our Elgin facility, Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward looking statements are based on the Company’s current expectations and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or are harmed as a result of using its products; (vii) risks and uncertainties regarding the Company’s facility consolidation project; (viii) the ability of the Company to retain key personnel; (ix) the Company’s largest shareholder possessing a majority of aggregate voting power of the Company, which may make a takeover or change in control more difficult; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act; (xi) the Company’s ability to do business in emerging markets; (xii) deterioration in economic conditions, including restricted liquidity in financial markets, and the impact of these conditions upon the Company’s lenders, customers and suppliers; (xiii) the Company’s ability to obtain additional capital, if needed; and (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of shelled and in-shell nuts and extruded snacks that are sold under a variety of private labels and under the Company’s Fisher®, Snack ‘N Serve Nut BowlTM, Sunshine Country®, Flavor Tree® and Texas PrideTM brand names. The Company also markets and distributes a diverse product line of other food and snack items.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	(Unaudited)
		(As revised)(1)
	September 25,	September 27,
	2008	2007

Net sales	$134,824	$132,808
Cost of sales	120,640	121,008

Gross profit	14,184	11,800

Selling expenses	7,983	8,224
Administrative expenses	4,613	4,671
Restructuring expenses	(332)	—

Total operating expenses	12,264	12,895

Income (loss) from operations	1,920	(1,095)

Other (expense):
Interest expense	(2,143)	(2,730)
Rental and miscellaneous (expense), net	(194)	(15)

	(2,337)	(2,745)

(Loss) before income taxes	(417)	(3,840)
Income tax (benefit)	(33)	(451)

Net (loss)	$(384)	$(3,389)

Basic and diluted (loss) per share	$(0.04)	$(0.32)

Weighted average shares outstanding — basic and diluted	10,614,125	10,603,040

(1)	Statement for the quarter ended September 27, 2007 is revised to reflect an immaterial decrease in cost of sales and corresponding change in income tax benefit.

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

			(As revised)(1)
	September 25,	June 26,	September 27,
	2008	2008	2007

ASSETS

CURRENT ASSETS:
Cash	$674	$716	$8,286
Accounts receivable, net	42,732	34,424	41,733
Inventories	122,982	127,032	121,996
Income taxes receivable	59	222	6,969
Deferred income taxes	2,396	2,595	1,799
Prepaid expenses and other current assets	1,368	1,592	2,632
Asset held for sale	5,569	5,569	5,569

	175,780	172,150	188,984

PROPERTIES, NET	166,359	169,204	171,675
OTHER ASSETS	9,306	9,430	7,698

	$351,445	$350,784	$368,357

			(As revised)(1)
	September 25,	June 26,	September 27,
	2008	2008	2007

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Revolving credit facility borrowings	$63,836	$67,948	$65,283
Current maturities of long-term debt	12,099	12,251	55,014
Accounts payable	32,978	25,355	28,958
Book overdraft	4,969	4,298	8,779
Accrued expenses	16,354	19,435	19,826

	130,236	129,287	177,860

LONG-TERM LIABILITIES:
Long-term debt	51,634	52,356	19,767
Retirement plan	8,186	8,174	9,011
Deferred income taxes	2,396	2,595	1,799
Other	1,442	—	68

	63,658	63,125	30,645

STOCKHOLDERS’ EQUITY:
Class A common stock	26	26	26
Common stock	81	81	81
Capital in excess of par value	100,865	100,810	100,488
Retained earnings	60,874	61,853	64,421
Accumulated other comprehensive loss	(3,091)	(3,194)	(3,960)
Treasury stock	(1,204)	(1,204)	(1,204)

	157,551	158,372	159,852

	$351,445	$350,784	$368,357

(1)	Statement for September 27, 2007 is revised to reflect immaterial reductions in accounts receivable and accrued expenses and corresponding changes in income taxes receivable and retained earnings.